As Revised and Restated on March 13, 2025
Exhibit 97.1

VONTIER CORPORATION
RECOUPMENT POLICY

In the event of any required accounting restatement of the financial statements of Vontier Corporation (“Vontier”) due to the material noncompliance of Vontier with any financial reporting requirement under the applicable U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Restatement”), the Board of Directors of Vontier (or any committee to which the Board may delegate its authority hereunder) (the “Board”) shall recover reasonably promptly from any person, who is or was an executive officer, as such term is defined in Rule 10D-1 adopted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of Vontier (each, a “Covered Person”) the amount of any “Erroneously Awarded Incentive-Based Compensation” (as defined below); provided that the Board shall have the right to recover more than the amount of Erroneously Awarded Incentive-Based Compensation from any Covered Person whose fraud or other intentional misconduct (in the Board’s judgment) alone or with others caused such restatement.

The amount of incentive-based compensation that must be recovered from a Covered Person pursuant to the immediately preceding paragraph in the event that Vontier is required to prepare a Restatement is the amount of incentive-based compensation received by a Covered Person that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts and must be computed without regard to any taxes paid (referred to as the “Erroneously Awarded Incentive-Based Compensation”). For incentive-based compensation based on stock price or total shareholder return, where the amount is not subject to mathematical recalculation directly from the information in a Restatement, the amount must be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return, as applicable, upon which the incentive-based compensation was received, and Vontier must maintain documentation of that reasonable estimate and provide such documentation to the New York Stock Exchange. For the purposes of this policy, incentive-based compensation will be deemed to be received in the fiscal period during which the financial reporting measure specified in the applicable incentive-based compensation award is attained, even if the payment or grant occurs after the end of that period.

In determining the amount of Erroneously Awarded Incentive-Based Compensation to be recovered from a Covered Person pursuant to the immediately preceding paragraph, this policy shall apply to all incentive-based compensation received by a Covered Person: (i) after beginning service as an executive officer; (ii) who served as an executive officer at any time during the performance period for the incentive-based compensation; (iii) while Vontier has a class of securities listed on a national securities exchange or a national securities association; and (iv) during the three completed fiscal years immediately preceding the date that Vontier is required to prepare a Restatement, including any applicable transition period that results from a change in Vontier’s fiscal year within or immediately following those three completed fiscal years. For this purpose, Vontier is deemed to be required to prepare a Restatement on the earlier of: (i) the date the Board, or Vontier’s officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that Vontier is required to prepare a

As Revised and Restated on March 13, 2025
Restatement; or (ii) the date a court, regulator, or other legally authorized body directs Vontier to prepare a Restatement. Vontier’s obligation to recover Erroneously Awarded Incentive-Based Compensation is not dependent on if or when the restated financial statements are filed with the Securities and Exchange Commission.

Vontier shall recover the Erroneously Awarded Incentive-Based Compensation from Covered Persons unless the Board determines that recovery is impracticable because: (i) the direct expense to a third party to assist in enforcing this policy would exceed the amount of Erroneously Awarded Incentive-Based Compensation; provided that Vontier must make a reasonable attempt to recover the Erroneously Awarded Incentive-Based Compensation before concluding that recovery is impracticable, document such reasonable attempt to recover the Erroneously Awarded Incentive-Based Compensation and provide such documentation to the New York Stock Exchange; or (ii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of Vontier, to fail to meet the applicable requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

For purposes of this policy, “incentive-based compensation” refers to any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a “financial reporting measure,” which refers to measures that are determined and presented in accordance with Generally Accepted Accounting Principles which are used in preparing Vontier’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures for this purpose. For avoidance of doubt, a financial reporting measure need not be presented within Vontier’s financial statements or included in a filing with the Securities and Exchange Commission. For purposes of this policy, “incentive-based compensation” also refers to any equity or equity-based compensation that is granted, earned or vested based solely on the satisfaction of time-based conditions.

In no event will Vontier indemnify any Covered Person for any amounts that are recovered under this policy. This policy is in addition to (and not in lieu of) any right of repayment, forfeiture or right of offset against any employees that is required pursuant to any statutory repayment requirement (regardless of whether implemented at any time prior to or following the adoption or amendment of this policy), including Section 304 of the Sarbanes-Oxley Act of 2002. Any amounts paid to Vontier pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 shall be considered in determining any amounts recovered under this policy.

The application and enforcement of this policy does not preclude Vontier from taking any other action to enforce a Covered Person’s obligations to Vontier, including termination of employment or institution of legal proceedings. The terms of this policy shall be binding and enforceable against all persons subject to this policy and their beneficiaries, heirs, executors, administrators or other legal representatives.

This policy shall be interpreted in a manner that is consistent with Rule 10D-1 under the Exchange Act, Section 303A.14 of the New York Stock Exchange Listed Company Manual and any related rules or regulations adopted by the Securities and Exchange Commission or the New York Stock Exchange (the “Applicable Rules”) as well as any other applicable law, and shall otherwise be interpreted in the business judgment of the Board. This policy shall be deemed to be automatically amended on and shall be deemed part of the terms of any award made following the

As Revised and Restated on March 13, 2025
date the Applicable Rules become effective with respect to Vontier, to the extent required for this policy to comply with the Applicable Rules.

To the extent the Applicable Rules require recovery of incentive-based compensation in additional circumstances besides those specified above, nothing in this policy shall be deemed to limit or restrict the right or obligation of Vontier to recover incentive-based compensation to the fullest extent required by the Applicable Rules.